Exhibit 99.1

FROM: P.A.M. TRANSPORTATION SERVICES, INC.

P.O. BOX 188

Tontitown, AR 72770

Allen W. West

(479) 361-9111

P.A.M. TRANSPORTATION SERVICES, INC.

ANNOUNCES RESULTS FOR THE THIRD QUARTER

ENDED SEPTEMBER 30, 2017

Tontitown, Arkansas, October 23, 2017......P.A.M. Transportation Services, Inc. (NASDAQ: PTSI) today reported net income of $3,446,261, or diluted and basic earnings per share of $0.54 for the quarter ended September 30, 2017, and net income of $7,338,223, or diluted earnings per share of $1.14 ($1.15 basic) for the nine month period then ended. These results compare to net income of $3,451,178, or diluted earnings per share of $0.53 ($0.54 basic), and net income of $10,378,057, or diluted earnings per share of $1.54 ($1.55 basic), respectively, for the three and nine months ended September 30, 2016.

Operating revenues, including revenue from fuel surcharges, were $108,898,918 for the third quarter of 2017 compared to $109,393,431 for the third quarter of 2016. Operating revenues, including revenue from fuel surcharges, were $326,949,247 for the nine months ended September 30, 2017 compared to $324,498,236 for the nine months ended September 30, 2016.

Daniel H. Cushman, President of the Company, commented, “We have been pleased with the continued progress we have made throughout 2017. When making year-over-year and quarter-over-quarter comparisons in our performance, the third quarter of this year was the start of what we expect to be the turning point in these comparisons as we look forward to future expectations. We are very confident that not only has our performance gap closed, in the coming year we expect to exceed this year’s results. We have made significant progress in our efforts to increase our rate per mile charged to customers, and while our progress shows minimal results this quarter, we expect that our efforts will have a larger positive impact on future results. I am now more optimistic about our ability to meet our performance targets than I have been since coming here in 2009 as we are beginning to see a growing sense of urgency from shippers to secure capacity at rates that more fairly compensate us for the service that we provide.

“The third quarter of 2017 was not without its challenges as the month of July was unexpectedly difficult as some of our automotive customers, which comprise a significant portion of our customer base, initiated plant downtime schedules that lasted longer than what we had experienced over the past several years. This resulted in equipment productivity losses as we scrambled to find acceptable short-term freight moves that would keep our trucks productive. Both August and September of this year were strong relative to the first seven months of 2017 as both demand for capacity and rates began to rebound. The challenge during these months related primarily to the disruptions in our freight network caused by hurricanes Harvey and Irma, which also resulted in productivity losses. Despite these disruptions, both months reflected positive demand increase, particularly in our Mexico and Random Freight Divisions.

“Our Mexico Division continues to be a growing and profitable part of our portfolio. It is a service that our customers gravitate towards, so opportunities continue to present themselves. While there was extreme downward pressure on southbound rates throughout 2016 and during the first half of 2017, we have been able to create balance by applying upward pressure on northbound rates. This was a situation that required customers to accept higher northbound rates in order to retain capacity and our customers responded accordingly. As a result, new awards at higher rate levels have allowed us the ability to customize driver pay packages on these lanes to help retain drivers, grow our service offering, and achieve closer proximity to the profit levels we expect in this division.

“Our Expedited and Random Freight Divisions have been challenged the most over the last year and a half as demand and rates have been particularly depressed in these divisions. The Expedited Division, which is in large part comprised of “substitute” linehaul for less-than-truckload companies, has suffered from excess capacity in the market during the last couple of years which resulted in less-than-truckload carriers hauling this freight themselves. Now, with demand once again beginning to exceed capacity, we are starting to see more opportunities to perform substitute linehaul services for these carriers. In addition, we are seeing more customers demanding a team driver service, which our Expedited Division offers. Both growth and profitability are beginning to improve in this division. Also, we have successfully implemented a linehaul strategy conceived within the last year that is bringing us productivity gains and great success in both hiring and retaining drivers.

“We were very pleased with the improvements in our Logistics Division in both revenue growth and improvement in profitability. New leadership in this division combined with improving spot market rates have provided a growth catalyst that we expect to continue to yield positive results.

“The cost to attract, train and retain enough qualified professional drivers to pursue growth continues to be one of the biggest challenges for our industry. This challenge has further intensified throughout 2017, pressured by increased regulation, competition from other industries, and heightened competition from both for hire and private fleets. We are continuously challenged to find innovative solutions which provide an advantage in this area. With the recent shift in market balance, we are finally beginning to see opportunities to pass increased driver related costs through to customers. Until this shift, the driver market was pressuring pay rates higher at the same time customers were pressuring freight rates lower. With the quickly approaching deadline for compliance with the Electronic Logging Device mandate, customers are becoming more receptive to sharing in increased driver costs in order to secure capacity. As this deadline nears, and for a period of time following the deadline, we expect to see a decrease in both the pool of available drivers and available truck capacity due to the unwillingness or inability of some to attain compliance with this new mandate.

“One of the advantages the Company has over many of our competitors is the relatively new age of our fleet. We maintain an average truck fleet age of 1.5 years and trailer fleet age of 3.3 years, which represents one of the newest fleets in the industry. This affords our drivers a very reliable truck with a wide array of comforts and amenities. These late model trucks also improve fuel efficiency metrics, reduce maintenance costs, and contribute towards our ability to provide our customers with superior service. Our customers, for the most part, realize that in order to continue to hire and retain qualified drivers, we need help. In order to continue to maintain our industry leading equipment standards, we need help. This help comes in the form of rate assistance. We absolutely understand that we must always be cost conscious and take costs out of our system when appropriate, and we strive to do so every day.

“We believe that we are positioned extremely well for the 4th quarter of this year and for 2018, and I am as pleased with my leadership team and our strategy as I have been since I arrived in 2009.”

P.A.M. Transportation Services, Inc. is a leading truckload dry van carrier transporting general commodities throughout the continental United States, as well as in the Canadian provinces of Ontario and Quebec. The Company also provides transportation services in Mexico through its gateways in Laredo and El Paso, Texas under agreements with Mexican carriers.

Certain information included in this document contains or may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may relate to expected future financial and operating results or events, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, excess capacity in the trucking industry; surplus inventories; recessionary economic cycles and downturns in customers' business cycles; increases or rapid fluctuations in fuel prices, interest rates, fuel taxes, tolls, and license and registration fees; the resale value of the Company's used equipment and the price of new equipment; increases in compensation for and difficulty in attracting and retaining qualified drivers and owner-operators; increases in insurance premiums and deductible amounts relating to accident, cargo, workers' compensation, health, and other claims; unanticipated increases in the number or amount of claims for which the Company is self-insured; inability of the Company to continue to secure acceptable financing arrangements; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors including reductions in rates resulting from competitive bidding; the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; a significant reduction in or termination of the Company's trucking service by a key customer; and other factors, including risk factors, included from time to time in filings made by the Company with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks and uncertainties, the forward-looking events and circumstances discussed above and in company filings might not transpire.

P.A.M. Transportation Services, Inc. and Subsidiaries Key Financial and Operating Statistics (unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016

Revenue, before fuel surcharge	$93,457,405	$95,926,084	$280,157,213	$288,495,966
Fuel surcharge	15,441,513	13,467,347	46,792,034	36,002,270
	108,898,918	109,393,431	326,949,247	324,498,236

Operating expenses and costs:
Salaries, wages and benefits	24,718,337	28,166,313	75,885,056	83,489,780
Operating supplies and expenses	19,501,855	21,154,915	59,144,111	61,315,348
Rent and purchased transportation	43,999,814	40,013,802	130,839,313	118,118,680
Depreciation	10,177,057	10,166,226	31,333,063	29,011,407
Insurance and claims	4,231,808	3,608,575	13,366,955	12,157,558
Other	2,370,461	1,937,204	6,791,096	6,120,997
Loss (gain) on disposition of equipment	131,487	(948,574)	261,301	(3,950,800)
Total operating expenses and costs	105,130,819	104,098,461	317,620,895	306,262,970

Operating income	3,768,099	5,294,970	9,328,352	18,235,266

Interest expense	(920,313)	(927,147)	(2,831,992)	(2,658,991)
Non-operating (loss) income	2,767,281	1,235,584	5,468,787	1,203,123

Income before income taxes	5,615,067	5,603,407	11,965,147	16,779,398
Income tax expense	2,168,806	2,152,229	4,626,924	6,401,341

Net income	$3,446,261	$3,451,178	$7,338,223	$10,378,057

Diluted earnings per share	$0.54	$0.53	$1.14	$1.54

Average shares outstanding – Diluted	6,373,261	6,458,358	6,412,796	6,724,676

	Quarter Ended September 30,		Nine Months Ended September 30,
Truckload Operations	2017	2016	2017	2016

Total miles	56,400,847	60,779,414	175,247,238	178,824,146
Operating ratio (1)	96.00%	93.92%	96.69%	93.19%
Empty miles factor	6.58%	6.93%	6.72%	6.59%
Revenue per total mile, before fuel surcharge	$1.41	$1.40	$1.39	$1.42
Total loads	84,611	81,006	253,088	245,238
Revenue per truck per work day	$700	$708	$684	$698
Revenue per truck per week	$3,500	$3,540	$3,422	$3,490
Average company-driver trucks	1,160	1,315	1,220	1,350
Average owner operator trucks	648	567	650	546

Logistics Operations
Total revenue	$13,721,019	$10,640,438	$35,846,362	$34,233,571
Operating ratio	95.77%	99.01%	96.52%	97.31%

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1)

Operating ratio is calculated based upon total operating expenses, net of fuel surcharge, as a percentage of revenue, before fuel surcharge. We use revenue, before fuel surcharge, and operating expenses, net of fuel surcharge, because we believe that eliminating this sometimes volatile source of revenue affords a more consistent basis for comparing our results of operations from period to period.